Exhibit 10.12

April 4, 2011

To: David Bogage

Dear Dave,

Congratulations! I am pleased to extend to you our offer to join Orchard Supply Hardware (“OSH” or “Company”) as Senior Vice President – Human Resources reporting to me. This letter serves as confirmation of our offer. Some key elements of the offer are as follows:

•	Your start date will be 04/11/2011.

•	Base salary at an annual rate of $260,000, paid bi-weekly and in arrears, with periodic increases based on your performance.

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One way we reward great company and individual performance is through our annual incentive plan. You will be eligible for an annual target incentive opportunity of 50% of your base salary. Your award for fiscal year 2011 will be prorated based on your start date. Any incentive payable with respect to a fiscal year will be paid by April 15 of the following fiscal year, provided that you are actively employed on the payment date.

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The Company shall recommend to the committee that administers the Company’s stock incentive plan that you be granted, as soon as approved by the committee after your start date, three (3) separate grants of options to purchase a total of 8017 shares of the Company’s Class B common stock, subject to the terms of a Stock Option Agreement to be entered into between you and the Company.

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We also understand how important it is to get away from work from time to time, so you are eligible to receive twenty-four (24) days of paid vacation, which will be pro rated this year based on your actual start date.

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In order to assist you in your relocation, you are eligible for a relocation lump sum in the net amount (after taxes) of $80,000 (approximately $125,000 gross), payable to you as soon as is feasible within 30 days after your actual start date. Should you voluntarily terminate your employment with the Company, you will be expected to repay all or a portion of the relocation-related payments that have been made to you or on your behalf. The repayment schedule is as follows:

•	Voluntarily leave within 12 months – 100% of expenses to be reimbursed to the Company

•	Voluntarily leave within 13 – 24 months – 50% of expenses to be reimbursed to the Company

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OSH will provide reimbursement for one week of temporary living expenses and airfare for up to two (2) round trip tickets home during your first 30 days of employment. All travel is subject to standard OSH travel and reimbursement policies.

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In addition to the above, during the course of your employment, you will be entitled to participate in a variety of benefits available to salaried associates, including medical, dental and long-term disability. Your benefits coverage will begin on your first day of employment orchard supply hardware • 6450 via del oro • san jose, ca 95119 • 408 2813500 provided you enroll within your eligibility period. You will also be eligible to begin participation in the 401(k) savings plan on the first day of the third month following your date of hire. The Company expects to continue its benefit programs, but reserves the right to modify, amend, or terminate any or all of the benefit programs at any time.

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You will be required to sign an Executive Severance Agreement. If your employment with OSH is terminated by OSH (other than for cause, death or total and permanent disability) or by you for Good Reason (as such capitalized terms are defined in the Executive Service Agreement), you will receive six (6) months of pay continuation equal to your base salary at the time of termination, subject to mitigation. Under the Executive Severance Agreement, you agree, among other things, not to solicit employees for a period of six (6) months of your termination and not to disclose confidential information. The non-solicitation and nondisclosure provisions apply regardless of whether you fire eligible for severance benefits under this agreement, and the terms of this offer letter are conditioned upon your signing this agreement.

This offer is made to you based on your representation to the Company that your acceptance of employment with the Company and your performing the contemplated services does not and will not conflict with or result in any breach of default under any agreement, contract or arrangement which you are a party to or violate any other legal restriction.

This offer also is contingent upon satisfactory completion of a background check, a drug test (to be taken within 48 hours from the time the drug test is scheduled) and employment verification. On your first day of work, you must present documentation to establish your identity and employment eligibility to work in the United States. This documentation will be used to complete the legally required I-9 for the United States Citizenship and Immigration Services.

Dave, we are looking forward to you joining our team. 1 am confident that you will make an important contribution to the success of Orchard. Supply Hardware. Please confirm your acceptance of this offer by signing and returning this offer letter no later than April 8th, 2011 to Roger Smith in PDF format via email at Rotigr.Smith@osh.com or via confidential fax at (408) 629-7174. If you need additional information or clarification, please call.

Sincerely,

Mark Baker President and CEO Orchard Supply Hardware

Accepted:		Date	4/5/11
David Bogage

CC:	Roger Smith, Vice President, Real Estate, General Counsel and Secretary, Orchard Supply Hardware Jay Keith, Director – Human Resources, Orchard Supply Hardware

orchard supply hardware • 6450 via del ORO • san Jose, ca 95119 • 408 2813500